Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Luokung Technology Corp. of our report dated May 15, 2023 relating to the consolidated financial statements of Luokung Technology Corp. and Subsidiaries (the “Company”) as of December 31, 2022 and 2021 and for the years then ended, and our report dated May 15, 2023 related to the Company internal control over financial reporting as of December 31, 2022, which appear in the Company’s Form 20-F for the year ended December 31, 2022.

MSPC
Certified Public Accountants and Advisors,
A Professional Corporation

New York, New York

August 30, 2023